EXHIBIT 99


FOR IMMEDIATE RELEASE


                     NTL INCORPORATED ANNOUNCES ACQUISITION
                            OF EASTERN GROUP TELECOMS

New York, New York (December 22, 1998) - NTL Incorporated (NASDAQ: NTLI; EASDAQ:
NTLI.ED) announced today that it had agreed to acquire Eastern Group Telecoms ("EGT") from Eastern Group plc for 91 million pounds sterling.

EGT comprises two business divisions. The telecoms division utilizes a 1,800km SDH fibre-optic network across the SouthEast and East of England. The radio sites division, consisting of 121 radio masts across East Anglia, serves the UK's major mobile phone network operators.

EGT has headquarters in Ipswich and has 54 employees. EGT will operate as a wholly owned subsidiary of NTL. Under the terms of the acquisition, NTL will pay 60 million pounds sterling in cash and 31 million pounds sterling in a new NTL preferred stock which is redeemable for common stock or cash.

Commenting on the transaction Barclay Knapp, President and Chief Executive Officer of NTL said: "This acquisition is great news for both companies. EGT's telecom network completes NTL's network in the south and east, and gives us several additional strategic connections to international cable landing sites, Heathrow and Gatwick airports, and major areas around London. Our sites business picks up significant additional reach as well. EGT's impressive performance attests to management's excellent reputation. Couple all of this with NTL's position as the leading national integrated communications company and we have a winning combination."

Paul Marsh, Finance Director at Eastern Group said, "EGT is a profitable, thriving business. Telecoms is not part of Eastern's core energy business, and as such we have explored a number of options and we are confident that we have found the best solution for EGT in its sale to NTL as a going concern."

                                   * * * * * *

For further information contact: In the U.S.: John F. Gregg, Managing Director - Corporate Development; Michael A. Peterson, Director - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at (212) 906-8440; in the UK: Bret Richter, Director - Corporate Development at 171-227-8700 or Alison Smith at 01252-402-662; or via e-mail at investor_relations@ntli.com.